ZARLINK SEMICONDUCTOR  INC.

MEDIUM-TERM CASH INCENTIVE PLAN

FOR EXECUTIVE OFFICERS AND KEY EMPLOYEES

ARTICLE 1

PURPOSE

1.1	Purpose

The purpose of this Medium-Term Cash Incentive Plan for Executive Officers and Key Employees is to provide executive officers and key employees of Zarlink Semiconductor Inc. and its affiliates with opportunity to acquire cash-settled Units of the Company in order to allow them to participate in the medium to long term success of the Company and to promote a greater alignment of their interests with the interests of the Company’s shareholders.

ARTICLE 2

INTERPRETATION

2.1	Definitions

For purposes of the Plan:

(a)	“Applicable Withholding Amounts” is defined in Section 4.6(b);

(b)	“Award Date” means a date on which Units are awarded to a Participant in accordance with Section 4.1 or the effective date for any such award as determined by the Board;

(c)	“Award Notice” means a notice substantially in the form of Schedule A and containing such other terms and conditions relating to an award of Units as the Board may prescribe;

(d)	“Board” means the Board of Directors of the Company;

(e)
“Cause” means “cause” as defined in the Participant’s employment agreement with the Company, or if such term is not defined or if the Participant has not entered into an employment agreement with the Company, then as such term is defined by applicable law or, if not so defined, such term shall refer to circumstances where an employer can terminate an individual’s employment without notice;

(f)	“Change of Control” means the happening of any of the following events:

(i)
the completion of any transaction at any time and by whatever means pursuant to which (a) the Company goes out of existence by any means or (b) any Person or any group of two or more Persons acting jointly or in concert (other than the Company or a wholly-owned subsidiary of the Company) hereafter acquires the direct or indirect “beneficial ownership” (as defined in the Canada Business Corporations Act) of, or acquires the right to exercise control or direction over, securities of the Company representing 50% or more of the then issued and outstanding voting securities of the Company in any manner whatsoever, including, without limitation, as a result of a take-over bid, an exchange of securities, an amalgamation of the Company with any other entity, an arrangement, a capital reorganization or any other business combination or reorganization;

(ii)	the sale, assignment or other transfer of all or substantially all of the assets of the Company to a Person other than a wholly-owned subsidiary of the Company;

(iii)
the dissolution or liquidation of the Company, except in connection with the distribution of assets of the Company to one or more Persons which were wholly-owned subsidiaries of the Company prior to such event;

(iv)
the occurrence of a transaction requiring approval of the Company’s shareholders whereby the Company is acquired through consolidation, merger, exchange of securities, purchase of assets, amalgamation, statutory arrangement or otherwise by any other Person (other than a short form amalgamation or exchange of securities with a wholly-owned subsidiary of the Company); or

(v)	the Board passes a resolution to the effect that, for the purposes of the Plan, an event set forth in (i), (ii), (iii) or (iv) above has occurred;

(g)
“Committee” means the Compensation and Human Resources Development Committee of the Board or such other Committee of the Board as may be appointed by the Board to administer the Plan, provided, however, that if no Compensation and Human Resources Development Committee is in existence at any particular time and the Board has not appointed another committee of the Board to administer the Plan, all references in the Plan to “Committee” shall at such time be in reference to the Board;

(h)	“Company” means Zarlink Semiconductor Inc. and its successors and assigns;

(i)	“Disabled” and “Disability” mean the permanent and total incapacity of a Participant as determined by the Board for purposes of this Plan;

(j)	“Distribution Date” means the date specified in Section 4.6 or determined in accordance with Section 4.10, 4.13 or 4.14, as applicable;

(k)
“Distribution Value” means, with respect to each Unit credited to a Participant’s account, the volume weighted average trading price of the Shares on the TSX for the five (5) trading days immediately preceding the Vesting Date;

(l)	“Dividend Equivalent” means a bookkeeping entry whereby each Unit is credited with the equivalent amount of the dividend paid on a Share in accordance with Section 4.4;

(m)
“Dividend Market Value” means the volume weighted average trading price of the Shares on the TSX for the five (5) trading days immediately following the dividend record date for the payment of any dividend made on the Shares;

(n)	“Eligible Person” means a Person entitled to participate in the Plan in accordance with Section 3.3;

(o)
“Executive Officer” means, with respect to any entity, (i) its  president; (ii) a senior vice-president or vice-president in charge of a principal business unit, division or function, (iii) an officer of the entity or of another entity controlled directly or indirectly by it and who performs a policy-making function in respect of the entity and (iv) any individual performing a policy-making function in respect of the entity;

(p)	“Final Date” is defined in Section 4.6(a);

(q)	“Key Employee” means a full-time or part-time key employee of the Company as determined by the Board to be key to the future success of the Company;

(r)	“Participant” means an Eligible Person who has been awarded Units under the Plan or to whom Units have been transferred in accordance with the Plan;

(s)	“Payment Amount” means the amount calculated under Section 4.6;

(t)	“Permitted Assign” means, with respect to any Person, a trustee, custodian, executor or administrator acting on behalf of, or for the benefit of, the Person;

(u)
“Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, fund, organization or other group of organized persons, government, government regulatory authority, governmental department, agency, commission, board, tribunal, dispute settlement panel or body, bureau, court, and where the context requires any of the foregoing when they are acting as trustee, executor, administrator or other legal representative;

(v)	“Plan” means this Medium-Term Cash Incentive Plan for Executive Officers and Key Employees as amended, restated, supplemented or otherwise modified from time to time;

(w)	“Related Entity” means a Person that is Controlled by or Controls the Company or that is Controlled by the same Person that Controls the Company;

(x)	“Share” means a common share of the Company or, in the event of an adjustment contemplated by Section 4.11, such other number or type of securities as the Board may determine;

(y)
“Termination Date” means in the case of a Key Employee whose employment or term of office with the Company or a Related Entity terminates in the circumstances set out in Section 4.7 or 4.8, the date that is designated by the Company or a Related Entity, as the case may be, as the last day of the Participant’s employment with the Company or the Related Entity, as the case may be, provided that in the case of termination of employment by voluntary resignation by the Participant, such date shall not be earlier than the date notice of resignation was given, and “Termination Date” specifically does not mean the date on which any period of reasonable notice that the Company or the Related Entity (as the case may be) may be required at law to provide to the Participant expires;

(z)	“TSX” means the Toronto Stock Exchange;

(aa)	“Unit” means a unit equivalent in value to a Share, credited by means of a bookkeeping entry on the books of the Company in accordance with Article 4;

(bb)
“U.S. Taxpayer” means a U.S. citizen, U.S. permanent resident, U.S. tax resident or Participant for whom a Unit or a Dividend Equivalent is otherwise subject to taxation under the U.S. Internal Revenue Code of 1986, as amended; and

(cc)	“Vesting Date” has the meaning set forth in Section 4.2.

2.2	Certain Rules of Interpretation

(a)
Whenever the Board or, where applicable, the Committee or any sub-delegate of the Committee is to exercise discretion in the administration of the terms and conditions of this Plan, the term “discretion” means the sole and absolute discretion of the Board or the Committee or the sub-delegate of the Committee, as the case may be.

(b)	As used herein, the terms “Article” and “Section” mean and refer to the specified Article or Section of this Plan.

(c)	Words importing the singular include the plural and vice versa and words importing any gender include any other gender.

(d)	Unless otherwise specified, all references to money amounts are to Canadian currency.

(e)
A Person (First Person) is considered to “Control” another Person (Second Person) if the First Person, directly or indirectly, has the power to direct the management and policies of the Second Person by virtue of:

(i)	ownership of or direction over voting securities in the Second Person,

(ii)	a written agreement or indenture,

(iii)	being the general partner or Controlling the general partner of the Second Person, or

(iv)	being a trustee of the Second Person.

ARTICLE 3

ADMINISTRATION

3.1	Administration of the Plan

(a)	Subject to Section 3.1(b), this Plan will be administered by the Board and the Board has sole and complete authority, in its discretion, to:

(i)	interpret the Plan and prescribe, modify and rescind rules and regulations relating to the Plan;

(ii)	exercise rights reserved to the Company under the Plan;

(iii)	prescribe performance goals in respect of any award of Units in accordance with Section 4.1;

(iv)	prescribe forms for notices to be prescribed by the Company under the Plan; and

(v)	make all other determinations and take all other actions as it considers necessary or advisable for the implementation and administration of the Plan.

The Board’s determinations and actions under this Plan are final, conclusive and binding on the Company, the Participants and all other Persons.

(b)
To the extent permitted by applicable law, the Board may, from time to time, delegate to the Committee all or any of the powers of the Board under the Plan, including the power to sub-delegate, to the extent permitted by applicable law, to any specified officer of the Company all or any of the powers delegated to the Committee.  In such event, the Committee or specified officer will exercise the powers delegated to it by the Board and, if applicable, the Committee in the manner and on the terms authorized by the Board and, if applicable, the Committee.  Any decision made or action taken by the Committee or the specified officer arising out of or in connection with the administration or interpretation of this Plan in this context is final, binding and conclusive on the Company, the Participants and all other Persons.

3.2	Determination of Value if Shares Not Publicly Traded

If the Shares are not publicly traded on the TSX at the relevant time such that the Distribution Value and/or the Dividend Market Value cannot be determined in accordance with the definitions of those terms, such values shall be determined by the Board acting in good faith.

3.3	Eligibility

All Executive Officers and Key Employees of the Company and its Related Entities and their respective Permitted Assigns are eligible to participate in the Plan.  The Company reserves the right to restrict eligibility or otherwise limit the number of Persons eligible for participation in the Plan at any time.

3.4	Consistency With Other Agreements

Notwithstanding the general terms and conditions of the Plan and any Award Notice, the terms and conditions of any award granted under this Plan shall, to the greatest extent possible, be made consistent with the terms and conditions of any written agreement between the Company and/or a Related Entity on the one hand and the Participant on the other hand governing the services rendered by the Participant as an Executive Officer or Key Employee of the Company or any Related Entity, in so far as such agreement provides for the treatment of share incentives.

                                ARTICLE 4

AWARD OF UNITS

4.1	Award of Units

Subject to the provisions of the Plan and such other terms and conditions as the Committee or the Board may prescribe, the Board or Committee may, from time to time, award Units to any Eligible Person for services rendered by the Eligible Person in the year in respect of which the award is made.  Units shall be credited to an account maintained for each Participant on the books of the Company, as of the Award Date.  The number of Units (including fractional Units) to be credited to each Participant’s account shall be determined by the  Board in its sole discretion in accordance with the Plan and having regard to the fair value of Shares on the Award Date.

The Board may issue and apply performance goals in respect of the award of particular Units prior to the commencement of the performance period to which such performance goals pertain.  The performance goals may be based upon the achievement of corporation-wide, divisional or individual goals, or any other basis determined by the Board.  The Board may modify the performance goals as necessary to align them with the Company’s corporate objectives if there is a subsequent change in the Company’s business, operations or capital, or corporate structure.

4.2	Vesting Period

Unless otherwise specified by the Board at the time of granting an award of Units as reflected in the Award Notice and except as otherwise provided in this Plan (including, without limitation, any vesting determined in accordance with Sections 4.7, 4.8, 4.10, 4.12, 4.13 or 4.14), each Unit will fully vest on the third anniversary of the Award Date (the “Vesting Date”).

4.3	Award Notice

All awards of Units under Section 4.1 of this Plan will be evidenced by Award Notices.  Such Award Notices will be subject to the applicable provisions of this Plan and will contain such provisions as are required by this Plan and any other provisions that the  Board may direct.  Any one  of  the President, Chief Financial Officer, Corporate Secretary or General Legal Counsel of the Company is authorized and empowered to execute and deliver, for and on behalf of the Company, an Award Notice to each Participant.

4.4	Credits for Dividends

A Participant’s account shall be credited with Dividend Equivalents in the form of additional Units as of each dividend payment date in respect of which normal cash dividends are paid on Shares.  Such Dividend Equivalents shall be computed by dividing: (a) the amount obtained by multiplying the amount of the dividend declared and paid per Share by the number of Units recorded in the Participant’s account on the record date for the payment of such dividend, by (b) the Dividend Market Value, with fractions computed to three decimal places.  The Dividend Equivalents credited to the Participant’s account shall vest on the Vesting Date determined in accordance with Section 4.2 of this Plan, in proportion to the underlying Units to which such dividends relate.  The foregoing does not obligate the Company to pay dividends on Shares and nothing in this Plan shall be interpreted as creating such an obligation.

4.5	Reporting of Units

Statements of the Unit accounts will be provided to Participants on an annual basis.

4.6	Distribution of Cash

(a)
As soon as practicable after the Vesting Date, but in any event, no later than the business day immediately preceding the last business day of the calendar year in which the third anniversary of the Award Date occurs (the “Final Date”) as specified in the Award Notice, the Company shall pay in cash to the Participant or, if Section 4.10 applies, to the Participant’s estate, an amount equal to the Distribution Value multiplied by the number of Units in the Participant’s account that became payable on the Distribution Date (the “Payment Amount”) less any Applicable Withholding Amounts (as defined below).  The Payment Amount owing to a Participant in respect of any one or more vested Units shall be satisfied by a cash payment to the Participant.  As of the Distribution Date, the Units in respect of which such an amount is paid shall be cancelled and no further payments shall be made to the Participant under the Plan in relation to such Units.

(b)
The Company is authorized to deduct from the Payment Amount an amount equivalent to the minimum amount of taxes and other minimum amounts as the Company may be required by law to withhold, as the Company determines (the “Applicable Withholding Amounts”).

(c)
Notwithstanding the provisions of Section 4.6(a), in the case of a U.S. Taxpayer, the Company shall pay the applicable Payment Amount to such U.S. Taxpayer no later than March 15 of the year following the calendar year in which the respective Vesting Date occurs.

4.7	Termination for Cause, Voluntary Resignation or Retirement

(a)	Notwithstanding Section 4.6, and subject to any express resolution passed by the Board, if:

(i)	a Participant’s employment or service as an Executive Officer or Key Employee of the Company or a Related Entity is terminated for Cause; or

(ii)	the Participant is an Executive Officer or Key Employee and resigns or retires from employment,

then any Units granted to the Participant under the Plan which have not vested at the Termination Date or at the time of such resignation or retirement shall, subject to Section 4.7(b), terminate without payment and shall be of no further force or effect from and after the Termination Date, resignation or retirement.

(b)
Notwithstanding Section 4.7(a), if a Participant, within 30 days of the termination described in Section 4.7(a), makes a written request to the Company requesting a waiver of the forfeiture in Section 4.7(a), the Board may exercise its sole discretion to:

(i)	accelerate the vesting of all or any portion of the Participant’s Units; or

(ii)
determine that such Participant shall continue to be a Participant for purposes of the Plan, but subject to such terms and conditions (including vesting) if any, established by the Board  in its sole discretion.

(c)
With respect to Section 4.7(b)(i), in the case of a U.S. Taxpayer, if the Board  accelerates the vesting of all or any portion of the Participant’s Units, the Vesting Date for such accelerated Units shall be the date of separation from service described in 4.7(a)(ii).

4.8	Termination Without Cause

(a)
Notwithstanding Section 4.6, and subject to any express resolution passed by the Board, if a Participant’s employment or service as an Executive Officer or Key Employee of the Company or a Related Entity is terminated by the Company or Related Entity, as applicable, other than for Cause, Disability or Death, then:

(i)
if the first anniversary of the Award Date of any Units granted to a Participant has occurred, one-third of such Units shall immediately vest and the Distribution Date in respect of such Units shall be the thirtieth (30) day after such Termination Date but in any event, such Distribution Date shall be no later than the Final Date; or

(ii)
if the first anniversary and the second anniversary of the Award Date of any Units granted to a Participant has occurred, two-thirds of such Units shall immediately vest and the Distribution Date in respect of such Units shall be the thirtieth (30) day after such Termination Date but in any event, such Distribution Date shall be no later than the Final Date,

All other Units granted to the Participant under the Plan which have not vested at the Termination Date shall, subject to Section 4.8(b), terminate without payment and shall be of no further force or effect from and after the Termination Date.

(b)
Notwithstanding Section 4.8(a), if a Participant, within 30 days of the termination described in Section 4.8(a) makes a written request to the Company requesting a waiver of the forfeiture in Section 4.8(a), the Board  may exercise its sole discretion to:

(i)	accelerate the vesting of all or any portion of the Participant’s Units; or

(ii)
determine that such Participant shall continue to be a Participant for purposes of the Plan, but subject to such terms and conditions (including vesting) if any, established by the Board  in its sole discretion.

(c)
With respect to Section 4.8(b)(i), in the case of a U.S. Taxpayer, if the Board  accelerates the vesting of all or any portion of the Participant’s Units, the Vesting Date for such accelerated Units shall be the date of separation from service described in Section 4.8(a).

4.9	Disability

(a)
Notwithstanding Section 4.6, and subject to any express resolution passed by the Board, if a Participant becomes Disabled, then subject to Subsection 4.9(b), such Participant shall continue to be a Participant for the purposes of the Plan.

(b)
Where a Participant (other than a U.S. Taxpayer) who is an Executive Officer or Key Employee of the Company or a Related Entity and who, although previously determined to be Disabled under Section 4.9(a), subsequently ceases to be Disabled without resuming a position as an Executive Officer or Key Employee of the Company or a Related Entity within 90 days following such event, any Units granted to the Participant under the Plan which have not yet vested by the end of such 90 day period shall be governed by Section 4.7.

(c)	Notwithstanding Section 4.9(a), the Vesting Date for U.S. Taxpayers who become Disabled shall be the 60th day after the Participant became Disabled.

4.10	Death of Participant Prior to Distribution

Notwithstanding Section 4.6 of the Plan, but subject to any express resolution passed by the Board, upon the death of a Participant, any Units granted to the Participant under the Plan which, as of the date of the Participant’s death, have not yet vested, shall immediately vest and the Distribution Date in respect of the deceased Participant’s Units shall be the thirtieth (30th) day after the death of the Participant but in any event, such Distribution Date shall be no later than the Final Date.

4.11	Adjustments to Units

In the event of any subdivision, consolidation, stock dividend, capital reorganization, reclassification, exchange, or other change with respect to the Shares, or a consolidation, amalgamation, merger, spin-off, sale, lease or exchange of all or substantially all of the property of the Company or other distribution of the Company’s assets to shareholders (other than the payment of dividends in respect of the Shares as contemplated by Section 4.4), the account of each Participant and the Units outstanding under the Plan shall be adjusted in such manner, if any, as the Board may in its discretion deem appropriate to preserve, proportionally, the interests of Participants under the Plan.

4.12	Termination on Divestiture

(a)
Notwithstanding Section 4.6, in the event that a divestiture of a business unit (including a divestiture by sale, closure or outsourcing) of the Company or a Related Entity results in the termination of a Participant’s employment or service as a Key Employee or Executive Officer of the Company or a Related Entity and such Participant becomes an employee or Executive Officer of the Person acquiring or operating such business unit, the Board may:

(i)	accelerate the vesting of all or any portion of the Participant’s Units; or

(ii)
determine that such Participant shall continue to be a Participant for the purposes of the Plan, but subject to such terms and conditions (including vesting), if any, established by the Board in its sole discretion.

(b)
In the event that a divestiture of a business unit (including a divestiture by sale, closure or outsourcing) of the Company or a Related Entity results in the termination of a Participant’s employment or service as a Key Employee or Executive Officer of the Company or a Related Entity and such Participant is not offered a position as an employee or Executive Officer with the Company, a Related Entity or with the Person to whom the divestiture is made (or any Related Entity thereof), then the provisions of Section 4.8 shall apply.

4.13	Change in Control

In contemplation of a Change in Control, the Board may, in its discretion, accelerate all outstanding Units such that the Units shall become conditionally vested upon (or prior to) the completion of the transaction resulting in the Change in Control.  In such event, the Distribution Date in respect of the Participant’s Units shall be the closing date of the transaction resulting in the Change in Control but in any event, such Distribution Date shall be no later than the Final Date.  If, for any reason, the transaction which would result in the Change in Control is not completed, the acceleration of the vesting of the Units shall be retracted and vesting shall instead revert to the manner provided in the Plan and the Award Notice unless such Units have already been distributed.

4.14	Discretion to Permit Vesting

Notwithstanding the provisions of Sections 4.6, 4.7, 4.8, 4.9, 4.12 and 4.13, the Board may, in its sole discretion, at any time prior to or following the events contemplated in such Sections, permit the vesting and payment of any or all Units held by a Participant and the payment of the Payment Amount in respect of such Units in the manner and on the terms authorized by the Board, provided that the Board will not, in any case, authorize the vesting or payment of a Unit or the payment of a Payment Amount pursuant to this Section beyond the Final Date applicable to the particular Unit.

ARTICLE 5

GENERAL

5.1	Amendment, Suspension, or Termination of Plan

(a)
The Board may from time to time amend or suspend the Plan in whole or in part and may at any time terminate the Plan without prior notice.  However, any such amendment, suspension or termination shall not adversely affect the Units previously granted to a Participant at the time of such amendment, suspension or termination, without the consent of the affected Participant.

(b)
If the Board terminates or suspends the Plan, no new Units (other than Units referred to in Section 4.4) will be credited to the account of a Participant.  On termination of the Plan, all Units, (whether or not vested) will be accelerated and the Payment Award (less Applicable Withholding Amounts) will be paid to the Participant in respect of such Units, on a date or dates selected by the Board in its discretion.

(c)
The Board shall not require the consent of any affected Participant in connection with a termination of the Plan in which the vesting of all Units held by the Participant are accelerated and the Payment Amount (less Applicable Withholding Amount) is paid to the Participant in respect of all such Units.

(d)	The Plan will terminate on the date upon which no further Units remain outstanding.

5.2	Compliance with Laws

The administration of the Plan shall be subject to and made in conformity with all applicable laws and any regulations of a duly constituted regulatory authority.

5.3	Participant’s Entitlement

Except as otherwise provided in this Plan, Units previously granted under this Plan, whether or not then vested, are not affected by any change in the relationship between, or ownership of, the Company and a Related Entity.  For greater certainty, all Units remain valid in accordance with the terms and conditions of this Plan and are not affected by reason only that, at any time, a Related Entity ceases to be a Related Entity.

5.4	Reorganization of the Company

The existence of any Units shall not affect in any way the right or power of the Company or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, or to create or issue any bonds, debentures, shares or other securities of the Company or to amend or modify the rights and conditions attaching thereto or to effect the dissolution or liquidation of the Company, or any amalgamation, combination, merger or consolidation involving the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

5.5	Assignment

Rights and obligations under the Plan may be assigned by the Company to a successor in the business of the Company, any company resulting from any amalgamation, reorganization, combination, merger or arrangement of the Company, or any company acquiring all or substantially all of the assets or business of the Company.

5.6	Units Non-Transferable

Units are non-transferable except to a Permitted Assign.  Certificates representing Units will not be issued by the Company.

5.7	Participation is Voluntary; No Additional Rights

The participation of any Participant in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon such Participant any rights or privileges other than those rights and privileges expressly provided in the Plan. In particular, participation in the Plan does not constitute a condition of employment or service nor a commitment on the part of the Company to ensure the continued employment or service of such Participant or the Permitted Assign of such Participant.  Nothing in this Plan shall be construed to provide the Participant with any rights whatsoever to participate or to continue participation in this Plan, or to compensation or damages in lieu of participation, whether upon termination of the Participant’s employment or otherwise.  The Company does not assume responsibility for the personal income tax liability or other tax consequences for the Participants and they are advised to consult with their own tax advisors.

5.8	No Shareholder Rights

Under no circumstances shall Units be considered Shares or other securities of the Company, nor shall they entitle any Participant to exercise voting rights or any other rights attaching to the ownership of Shares or other securities of the Company, nor shall any Participant be considered the owner of Shares by virtue of the award of Units.

5.9	Unfunded and Unsecured Plan

Unless otherwise determined by the Board, the Plan shall be unfunded and the Company will not secure its obligations under the Plan.  To the extent any Participant or his or her estate holds any rights by virtue of a grant of Units under the Plan, such rights (unless otherwise determined by the Board) shall be no greater than the rights of an unsecured creditor of the Company.

5.10	Market Fluctuations

No amount will be paid to, or in respect of, a Participant under the Plan to compensate for a downward fluctuation in the price of Shares, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose.  The Company makes no representations or warranties to Participants with respect to the Plan or the Shares whatsoever.  In seeking the benefits of participation in the Plan, a Participant agrees to accept all risks associated with a decline in the market price of Shares.

5.11	Participant Information

Each Participant shall provide the Company with all information (including personal information) required by the Company in order to administer the Plan.  Each Participant acknowledges that information required by the Company in order to administer the Plan may be disclosed to the Committee and other third parties in connection with the administration of the Plan.  Each Participant consents to such disclosure and authorizes the Company to make such disclosure on the Participant’s behalf.

5.12	Indemnification

Every director of the Company will at all times be indemnified and saved harmless by the Company from and against all costs, charges and expenses whatsoever including any income tax liability arising from any such indemnification, that such director may sustain or incur by reason of any action, suit or proceeding, taken or threatened against the director, otherwise than by the Company, for or in respect of any act done or omitted by the director in respect of this Plan, such costs, charges and expenses to include any amount paid to settle such action, suit or proceeding or in satisfaction of any judgment rendered therein.

5.13	Effective Date of the Plan

This Plan becomes effective on a date to be determined by the Board.

5.14	Governing Law

The Plan shall be governed by, and interpreted in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein, without regard to principles of conflict of laws.

5.15	Application to Participants in Additional Jurisdictions

The Board may from time to time approve one or more Appendices to this Plan to modify the Plan to facilitate awards of Units to Participants who are resident in or nationals of jurisdictions other than Canada or the United States of America in order to recognize differences in local laws (excluding tax laws), tax policies and business customs.

APPROVED by the Board this 28th day of January, 2010.

ZARLINK SEMICONDUCTOR INC.
By:	/s/ Don McIntyre
Authorized Signatory
Don McIntyre

SCHEDULE A

MEDIUM-TERM CASH INCENTIVE PLAN

FOR EXECUTIVE OFFICERS AND KEY EMPLOYEES

FORM OF AWARD NOTICE

Zarlink Semiconductor Inc. (the “Company) hereby grants the following award to the Participant named below in accordance with and subject to the terms, conditions and restrictions of this Award Notice (“Notice”), together with the provisions of the Medium-Term Cash Incentive Plan for Executive Officers and Key Employees of the Company (the “Plan”) dated January 28, 2010:

Name:

Employee ID:

Award Date:

Total Number of Units:

1.
The terms and conditions of the Plan are hereby incorporated by reference as terms and conditions of this Notice and all capitalized terms used herein, unless expressly defined in a different manner, have the meanings ascribed thereto in the Plan.

2.	Subject to any acceleration in vesting as provided in the Plan and any performance goals issued and applied by the Board, each Unit vests on the third anniversary of the Award Date.

3.
The Payment Amount owing to the Participant in respect of vested Units shall be satisfied by a cash payment to the Participant, less of any Applicable Withholding Amounts, as soon as practicable following the Vesting Date but in any event, no later than the business day immediately preceding the last business day of the calendar year in which the third anniversary of the Award Date occurs, or the date determined in accordance with Sections 4.10, 4.13 or 4.14, as applicable.

In the case of a U.S. Taxpayer, the Company shall pay the Payment Amount no later than March 15 of the year following the calendar year in which the Vesting Date occurs.  Except with respect to a Participant who is employed by the Company in the U.S., the Participant shall be obligated to notify the Company on each Vesting Date if the Participant is a U.S. Taxpayer.

4.
Nothing in the Plan or in this Notice will affect the right of the Company or any Related Entity to terminate the employment or term of service any Executive Officer or Key Employee at any time for any reason whatsoever.

5.
Each notice relating to an award of Units must be in writing and signed by the Participant or the Participant’s legal representative.  All notices to the Company must be delivered personally or by prepaid registered mail and must be addressed to the Corporate Secretary of the Company.  All notices to the Participant will be addressed to the principal address of the Participant on file with the Company.  Either the Company or the Participant may designate a different address by written notice to the other.  Any notice given by either the Participant or the Company is not binding on the recipient thereof until received.

OTTAWA:950901.12